EXHIBIT 99.3


INTELSAT ANNOUNCES COMPLETION OF ACQUISITION BY ZEUS HOLDINGS LIMITED

Pembroke, Bermuda, 28 January 2005

Intelsat, Ltd. ("Intelsat"), a global satellite communications leader providing services in over 200 countries and territories, today announced the successful closing of the amalgamation under Bermuda law of Intelsat and a subsidiary of Zeus Holdings Limited ("Zeus"). Zeus is a company formed by a consortium of funds advised by Apax Partners, Apollo Management, Madison Dearborn Partners and Permira. As a result of the closing of the transaction, those organizations and individuals that held shares in Intelsat immediately prior to the closing are entitled to receive $18.75 in exchange for each such share. The total value of the transaction, including approximately $2 billion of existing net debt, was approximately $5 billion.

Merrill Lynch and Morgan Stanley acted as financial advisors to Intelsat, Ltd. in connection with the transaction. Credit Suisse First Boston, Goldman, Sachs & Co. and Lehman Brothers Inc. acted as financial advisors to Zeus in connection with the transaction.

ABOUT INTELSAT
As a global communications leader with 40 years of experience, Intelsat helps service providers, broadcasters, corporations and governments deliver information and entertainment anywhere in the world, instantly, securely and reliably. Intelsat's global reach and expanding solutions portfolio enable customers to enhance their communications networks, venture into new markets, and grow their businesses with confidence.

ABOUT APAX PARTNERS
Apax Partners is one of the world's leading private equity investment groups, operating across Europe, Israel and the United States. The firm manages or advises over $12 billion on behalf of institutional investors around the world. With over 30 years of direct investing experience, Apax Partners' Funds provide long-term equity financing to entrepreneurs to build and strengthen world-class companies. It pursues a balanced equity portfolio strategy, investing in companies at all stages of development from early stage to buy-out. Apax Partners' Funds invest in companies across its six chosen global sectors of information technology, telecommunications, healthcare, media, financial services, retail and consumer. Some of Apax Partners' Funds information technology and telecommunications investments include Audible, Dialog Semiconductor, Frontier Silicon, Jamdat, Kabel Deutschland, Sonim Technologies and Yell. For additional information, visit the web site at www.apax.com.

ABOUT APOLLO
Apollo, founded in 1990, is among the most active and successful private investment firms in the U.S. in terms of both number of investment transactions completed and aggregate dollars invested. Since its inception, Apollo has managed the investment of an aggregate of approximately $13 billion in equity capital in a wide variety of industries, both domestically and internationally.

ABOUT MADISON DEARBORN PARTNERS
Madison Dearborn Partners (MDP), based in Chicago, is one of the largest and most experienced private equity firms in the United States. MDP has approximately $8 billion of equity capital under management and makes new investments through its most recent fund, Madison Dearborn Capital Partners IV,


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L.P., a $4.0 billion fund raised in 2001. MDP focuses on management buyout and other private equity investments across a broad spectrum of industries, including basic industries, communications, consumer, financial services and healthcare. Over the last decade, MDP has been an active investor in the communications industry, with investments in such companies as Omnipoint Corporation, Nextel Partners, Telemundo Communications Group, Clearnet Communications, and XM Satellite Radio, Inc. For additional information, visit the web site at www.mdcp.com.

ABOUT PERMIRA
Permira is a leading global private equity firm, advising funds of $13 billion, including Permira Europe III, an E5.1 billion fund raised in 2003. Permira is an independent business with offices in Frankfurt, London, Madrid, Milan, New York, Paris and Stockholm, focusing on buyout transactions across a number of sectors, including technology & telecom, consumer, business services, chemicals, industrial products and services, and healthcare. Since 1985, funds advised by Permira have invested in over 260 transactions and have an investor base comprising principally public and corporate pension funds and other institutions. For additional information, visit the web site at www.permira.com.

For further information, please contact us at media.relations@intelsat.com or at +1 202-944-7500.

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Safe Harbor Statement
Some of the statements in this news release constitute forward-looking statements that do not directly or exclusively relate to historical facts, including statements relating to Intelsat's beliefs with respect to the transaction and its impact on Intelsat's future growth, profitability, opportunities and ability to realize its business plan. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements. When used in this news release, the words "plan," "expect," "intend," "outlook," "believe" and other similar expressions are intended to identify forward-looking statements. The forward-looking statements made in this news release reflect Intelsat's intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat's control. Known factors include, but are not limited to, the risk of insufficient market demand for the services offered by Intelsat; the quality and price of services offered by Intelsat's competitors; the risk of delay in implementing Intelsat's business strategy; Intelsat's access to sufficient capital to meet its operating and financing needs; changes in laws and regulations or the inability to maintain required governmental authorizations; political, economic and legal conditions in the markets Intelsat is targeting for communications services or in which Intelsat operates; general economic conditions; and a change in the health of Intelsat's satellites or a catastrophic loss occurring during the in-orbit operations of any of Intelsat's satellites. More detailed information about known risks is included in Intelsat's annual report on Form 20-F for the year ended December 31, 2003 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat's intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-


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looking statements made in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.